Amendment to
Expense Waiver Agreement between
Tributary Funds, Inc. and Tributary Capital Management

This Amendment is made by and between Tributary Funds, Inc. (the "Company") on behalf of certain investment series (each, a "Fund," and collectively, the "Funds"), and Tributary Capital Management, LLC ("Adviser").

Whereas, the Company and Adviser entered into an Expense Waiver Agreement effective as of August 1, 2014 ("Agreement"), whereby Adviser agreed to waive its advisory fee and reduce the Administration Fees payable to it and/or reimburse other expenses of a Fund to the extent necessary to limit the total operating expenses of each Fund, exclusive of certain fees and expenses, to an annual rate listed in Schedule A of the Agreement.

Whereas, pursuant to the Agreement, the parties have agreed to amend Schedule A of the Agreement to add the Tributary Nebraska Tax-Free Fund.

Now Therefore, the parties hereby agree to amend the Agreement as follows:

1. Schedule A dated on or around December 31, 2105 attached hereto is hereby added to the Agreement.

2. Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

In Witness Whereof, the Adviser and Company have caused this Amendment to be executed as of November 17, 2015 effective at the commencement of the Tributary Nebraska Tax-Free Fund operations. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Tributary Funds, Inc.	Tributary Capital Management, LLC

By: /s/ Stephen R. Frantz	By: /s/ Stephen R. Frantz
Name: Stephen R. Frantz	Name: Stephen R. Frantz
Title: President and Director	Title:

Amendment to
Schedule A
December 31, 2015

Fund*	Expense Cap
Tributary Short-Intermediate Bond Fund	0.54%
Tributary Income Fund	0.64%
Tributary Nebraska Tax-Free Fund	0.45%
Tributary Balanced Fund	0.99%
Tributary Growth Opportunities Fund	0.94%
Tributary Small Company Fund	0.99%

* For the Funds sub-advised by First National Fund Advisors (the "Sub-Adviser"), the Adviser and the Sub-Adviser have agreed to allocate one-half of the fee earned to the Sub-Adviser and one-half of the fee earned to the Adviser.